Table of Contents

Exhibit 1.1

By-laws of COMPANHIA SIDERÚRGICA NACIONAL, As Amended

Chapter I

NAME, OBJECT, HEADQUARTERS AND DURATION

Art. 1 - Companhia Siderúrgica Nacional, incorporated on April 9, 1941, its articles of incorporation having been filed under No. 15910 with the Commercial Registration Department on May 5, 1941, is a Brazilian private legal entity, organized as a publicly-held legal entity, which shall henceforth be governed by these Bylaws and by applicable provisions of law, and hereinafter referred to as the Company.

Art. 2 - The purpose of Company is the manufacture, transformation, commercialization, including import and export of iron metallurgy products and byproducts derived from iron metallurgy activity, as well as exploration of any other correlated and similar activities, which directly or indirectly concern the Company’s purposes, such as: mining, cement and carbochemical, metal frameworks manufacture and assembly, construction, transportation, navigation industries, harbor activities.

Sole Paragraph - By decision of the Board of Directors, the Company may open and close branches, agencies, offices and establishments of any kind, in Brazil or abroad.

Art. 3 - The principal place of business and venue of the Company is in the city and judicial district of Rio de Janeiro, State of Rio de Janeiro.

Art. 4 - The duration of the Company is indeterminate.

Chapter II

CAPITAL AND SHARES

Art. 5 - The Company’s capital stock, totally subscribed and paid-in, is R$1,680,947,363.71 (one billion, six hundred and eighty million, nine hundred and forty seven thousand, three hundred and sixty three reais and seventy one cents), divided into 286,917,045 (two hundred and eighty six million, nine hundred and seventeen thousand and and forty five) common, book entry shares, with no face value.

Sole Paragraph - The shares carry one (1) vote each on General Meeting resolutions.

Art. 6 - Unless resolved otherwise by the General Meeting, dividends shall be paid within sixty (60) days as from the date they are declared and in any event during the same fiscal year.

Art. 7 - The Company’s capital stock may be increased up to 400,000,000 (four hundred million) shares, by issuing up to 113,082,955 (one hundred and thirteen million, eighty two thousand, nine hundred and fifty five) new shares, with now face value and book entry, by decision of the Supervisory Board.

Paragraph 1 - The whole of the authorized share capital may be issued, by one or more share issues, at the discretion of the Board of Directors.

Paragraph 2 - Shareholders shall have preemptive rights to the new shares created for issue of the authorized capital, in proportion to their holdings in the capital on the date of each issue.

Paragraph 3 - On authorizing new shares for partial or whole issue of the authorized capital, the Board of Directors shall establish the issue price for such shares, as provided for by law.

Art. 8 - The reimbursement value of the shares shall be the quotient of the division of the economic value of the Company, ascertained by appraisal in accordance with the law, by the total number of shares issued by the Company, Treasury shares excluded.

Chapter III

GENERAL MEETING

Art. 9 - The Annual General Meeting of shareholders shall be held during the first four months after the end of the fiscal year, and the Extraordinary General Meeting, whenever required. The calling and procedures for convening and resolution shall be governed by these Bylaws and by applicable law.

Sole Paragraph - The chairman shall appoint the secretary of the General Meeting.

Chapter IV

MANAGEMENT

Section I

Standard Rules

Art. 10 - The Company shall be managed by the Board of Directors and the Executive Board, the latter composed of Executive Officers, each of whom shall be responsible for a specific and defined area of activity.

Art. 11 - The administrators' compensation shall be established by the General Meeting.

Paragraph 1 - The compensation shall comprise a fixed monthly amount, which are the fees, and for the executive officers may also include a variable amount to be paid yearly, calculated on the net income of the Company ascertained after formation of the reserves required by law, including for payment of Income Tax, and of the provision for compulsory dividends.

Paragraph 2 - The General Meeting may allocate an aggregate amount for the administrators' compensation, comprising the fixed portion for all of them and the variable part for the executive officers, to be distributed in such case by the Board of Directors.

Art. 12 - The Board of Directors and the Executive Board resolve validly by majority vote of their members present at the meeting.

Section II

Board of Directors

Art. 13 - The Board of Directors is composed from seven (7) to nine (9) members, shareholders, elected by the General Meeting for a term of one (1) year, reelection being permitted. One member shall be the Chairman, another the Vice-Chairman.

Paragraph 1 - The chairman and vice-chairman of the Board of Directors shall be chosen by their peers, by majority vote, at the first meeting held after their investiture.

Paragraph 2 - In the event the employees of the Company, whether or not joined in an investment club or as co-owners, do not have a sufficient shareholding to guarantee membership on the Board of Directors, one position on the Board shall be reserved for them, the person chosen by the employees and in such capacity indicated to the general meeting to be elected to fill said position.

Paragraph 3 - When called to attend Board of Director meetings, the Executive Officers of the Company shall be entitled to speak.

Art. 14 - The Board of Directors shall meet in ordinary meeting on the dates established in the yearly calendar approved by said Board in the last month of the immediately preceding year, and in extraordinary meeting by call of the chairman or the vice-chairman when in the office of chairman, or of five (5) Board of Director members. The Board of Director meetings shall only be installed with the presence of the majority of its members.

Paragraph 1 - Minutes of the meetings shall be drawn up in the proper book.

Paragraph 2 - Board of Director resolutions shall be passed by majority vote of those present at the meeting. In the event of a tie, the chairman of the meeting shall have the casting vote, in addition to his own.

Paragraph 3 - In the event of impediment or absence from Board of Director meetings, each Member shall be substituted by another Member formally appointed by him; however, the substitution of the chairman of the Board of Directors shall be in accordance of Art. 19 of this Bylaws.

Paragraph 4 -In the event of a vacant position on the Board of Directors, the alternate shall be appointed by the remaining members and shall hold office until the first General Meeting.

Paragraph 5 – If the vacancy occurs in the position of chairman, the vice-chairman shall assume the chairmanship of the Board of Directors, which shall provide for a general meeting within at most thirty (30) days as from the vacancy, to fill the vacant position.

Paragraph 6 – Each Member shall receive, with at least three (3) business days in advance, the agenda of the meeting with supporting documents for the decisions to be discussed.

Paragraph 7 - The Board of Directors shall have a General Secretary.

Art. 15 - Members shall be given copies of the minutes of meetings of the Executive Board and any special committees created by the Board of Directors hereunder.

Art. 16 - The Board of Directors may form special committees to assist it, with defined purposes and limited terms of activities, designating the members thereof.

Art. 17 -In addition to its duties and prerogatives established by law, it is incumbent on the Board of Directors:

I - to approve the general management policy and establish the general policy for the business of the Company, laying down the basic guidelines for executive action, including as regards production, sales, technology transfer, use of trademarks and patents, and financial and investment management, and to ensure that they are strictly performed;

II - to call general meetings;

III - to elect and dismiss the members of the Executive Board and assign their duties, appointing the Executive Officer in charge of investor relations, the latter to have sole authority to accept service of process and to represent the company in court;

IV - if there is a vacancy on the Executive Board, to elect a replacement to complete the replaced executive officer's term of office;

V - to examine the books and papers of the Company and request information regarding documents of interest to the Company and ongoing or already completed business or projects;

VI - to comment on the management report, Executive Officers Board accounts and consolidated balance sheets, which shall be submitted to it for examination within two months after the end of the fiscal year;

VII - to comment on all matters required to be submitted to the general meeting;

VIII - with due regard for the provisions of law and after hearing the Audit Committee, if instated, to declare interim dividends during the fiscal year and up to the Annual General Meeting, including by way of partial or full advance payment of the compulsory minimum dividend (Art. 30), to the account of: (a) profits ascertained under a six-monthly balance sheet, or: (b) accumulated profits or profit reserves existing under the latest annual or six-monthly balance sheet;

IX - to approve the names of the persons to be appointed by the Company to the executive boards and boards of directors, advisory and decision-making councils and audit committees of commercial or civil companies controlled by or associated with the Company, and associations, foundations and other types of corporate groups in which the Company has an interest;

X - to examine the monthly results of operations of the Company;

XI - to establish the guidelines for the internal audit plan and to ratify it;

XII - to appoint and dismiss the public accountants of the Company;

XIII - to call the public accountants to a Board of Directors meeting in order to comment on the reports, Executive Board accounts, balance sheet and other financial statements prepared by the Executive Board;

XIV - to establish policies for taking up tax incentives;

XV - to resolve on transfer of the Company's funds to others, including employee associations, recreational assistance entities, pension funds, foundations and public corporations;

XVI - to require inspections, audits or account-rendering in foundations and similar entities in which the Company participates;

XVII -to approve the annual and pluriannual budgets, expansion projects and investment programs, and to follow up on execution and performance thereof;

XVIII -to establish criteria as to amounts or limit for expenditure for acts by each of the Executive Officers, independently of prior authorization by the Board of Directors;

XIX - to approve the rules for disposal of fixed assets for the constitution of in rem and other guarantees and assumption of obligations by the Company;

XX - to approve the general management rules and administrative structure of the Company and resolve on the human resources policy, including salary;

XXI - to authorize the opening, transfer or closing of branches, agencies, offices and establishments of any other kind of the Company, in Brazil or abroad;

XXII - to resolve on the acquisition and disposal of real property in any way;

XXIII - to resolve on any acts involving transformation, consolidation, spin-off, merger or winding-up of companies in which the Company has a corporate holding;

XXIV - to appoint and dismiss the person responsible for the internal audit, who shall be a legally qualified employee of the Company and report to the chairman of the Board of Directors;

XXV - to appoint and dismiss the general secretary of the Board of Directors and define his duties;

XXVI - to require, for review and establishment of criteria, submission of the rules to be observed by the Executive Officers (Arts. 23 and 24) and employees, and any other matter of corporate interest beyond the exclusive scope of the General Meeting;

XXVII -to lay down the guidelines for control of the Company's corporate performance;

XXVIII - to authorize trading by the Company of its own shares;

XXIX - to establish the terms for conversion, early redemption and other conditions for placement of convertible or other debentures when authorized by the General Meeting;

XXX - to resolve on the issue by the Company of commercial papers and other financial instruments designed for primary or secondary distribution on capital markets;

XXXI - to resolve on capital increases, within the limits of the authorized capital;

XXXII - to form advisory assistance committees pursuant to Art. 16;

XXXIII -to authorize the Company to participate in other companies and to resolve on representation of the Company at their general meetings and meetings of partners and as to matters submitted to such general and other meetings;

XXXIV - to comment in advance on the execution of agreements for distribution, sale, export, technology transfer, trademark license, patent exploitation, concession of use or lease by the Company or by its controlled or associated companies and by associations and foundations in which the Company may participate;

XXXV - to resolve on the direct or indirect disposal of corporate holdings of the Company, its controlled or associated companies, associations and foundations in which the Company may participate;

XXXVI - to decide on the formation of companies controlled by the Company;

XXXVII - to establish the form of distribution of the compensation of the administrators of the Company, if fixed on an aggregate basis by the General Meeting;

XXXVIII - to bar the execution of any decisions made by the Executive Officers violating the provisions of these Bylaws;

XXXIX - to resolve on any omissions and exercise other legal duties and prerogatives that do not conflict with those established in these Bylaws or by law.

Art. 18 - The chairman of the Board of Directors shall:

I - call and preside over meetings of the Board of Directors;

II - convene and preside over the general meeting, appointing the secretary.

Art. 19 - The Vice-Chairman of the Board of Directors shall substitute the chairman in his absence or temporary impediments.

Section III

Executive Board

Art. 20 - The Company shall have an Executive Board composed of three (3) to six (6) Executive Officers, at the discretion of the Board of Directors, one of them to be the Chief Executive Officer and the others Executive Officers without specific title, each having an area of activity determined by the Board of Directors.

Paragraph 1 - The term of office of the Executive Officers is two (2) years, reelection being permitted.

Paragraph 2 - In the event of absence or temporary impediment of the Chief Executive Officer, the Board of Directors shall appoint an alternate Chief Executive Officer, investing him in office.

Paragraph 3 - If the position of Chief Executive Officer becomes vacant, the Board of Directors shall elect a replacement, who shall complete the term of office of the replaced Chief Executive Officer (Art. 17, IV).

Paragraph 4 - The other Executive Officers shall be substituted in the event of absence or temporary impediment by another Executive Officer, who shall be appointed by the Chief Executive Officer.

Paragraph 5 - If a position of Executive Officer becomes vacant, the Chief Executive Officer shall appoint one of the other Executive Officers as a temporary substitute until a definitive replacement is elected by the Board of Directors for the remainder of the term of office (Art. 17, IV).

Art. 21 - With due regard for the guidelines and resolutions of the Board of Directors and General Meeting, the Executive Board shall have authority to administer and manage the business of the Company, with powers to perform all acts and carry out all transactions relating to the objects of the Company, including those entailing disposal or acquisition of real property, constitution of in rem guarantees, guarantees to third-party obligations, waiver of rights, with due regard for the provisions of Art. 17 hereof.

Paragraph 1 - The Executive Board shall appoint an Executive Officer or attorney in fact with specific powers to represent the Company severally in certain acts.

Paragraph 2 - The Executive Officers shall perform their duties on a full-time basis.

Art. 22 - The Executive Board shall meet ordinarily once a month and extraordinarily whenever called by the Chief Executive Officer or by two Executive Officers, the quorum to be a majority of its members.

Paragraph 1 - The Executive Board shall resolve always by majority of members present. In the event of a tie, the Executive Board shall submit the matter to the Board of Directors for resolution.

Paragraph 2 - Resolutions of the Executive Board shall be recorded in minutes drawn up in the proper book and signed by all members present, copies of all minutes to be sent to all members of the Board of Directors.

Art. 23 - The Chief Executive Officer shall:

I -preside over meetings of the Executive Board;

II - carry out the executive direction of the Company, to that end coordinating and supervising the activities of the other Executive Officers, ensuring full observance of the resolutions and policies established by the Board of Directors and General Meeting;

III - organize, coordinate and supervise the activities of the areas directly subordinate to him;

IV - allocate special activities and duties to any of the Executive Officers independently of their normal ones, ad referendum of the Board of Directors;

V -keep the Board of Directors informed of the activities of the Company;

VI - prepare, with the assistance of the other Executive Officers, and submit to the Board of Directors a proposal to (i) define the duties of the other Executive Officers; and (ii) establish the criteria as to amounts or limit for expenditure for acts by each of the Executive Officers;

VII - together with the other Executive Officers, prepare the annual report and draw up the balance sheet.

Art. 24 - It is incumbent on each of the Executive Officers, within the specific sphere of activity allocated to them by the Board of Directors:

I - to represent the Company in accordance with the law and these Bylaws;

II - to organize, coordinate and supervise the services for which they are responsible;

III -to attend Executive Board meetings, assisting to define the policies to be followed by the Company and reporting on matters in their respective areas of supervision and coordination;

IV - to comply and cause compliance with the policies and general guidelines for the business of the Company established by the Board of Directors, each Executive Officer being responsible for his specific area of activity.

Art. 25 - As a general rule, with the exception of the events under the paragraphs of this article, the Company is validly bound when represented by two Executive Officers or by one Executive Officer jointly with an Attorney in Fact or, further, by two Attorneys in Fact, within the limit of their respective powers of attorney.

Paragraph 1 - The acts for which these Bylaws require prior authorization by the Board of Directors may only be performed after said condition has been met.

Paragraph 2 - The Board of Directors shall define the amount above which the acts and instruments entailing liabilities for the Company will necessarily have to be signed by an Executive Officer jointly with an Attorney in Fact with specific powers.

Paragraph 3 - With the exception of the events provided for in articles 17, III, and 21, par. 1, the Company may also be represented by only one Executive Officer or one Attorney in Fact with specific powers in order to issue and negotiate, endorse and discount trade acceptance bills on the Company's sales; sign correspondence that does not create an obligation for the Company; perform simple routine administrative acts, including those in connection with government departments in general, autonomous government entities, government-owned companies, mixed-capital companies, the Commercial Registry, Labor Courts, National Social Security Institute, Unemployment Compensation Fund and its collection financial institutions and others of an identical nature.

Art. 26 - The following rules shall be observed as regards the appointment of attorneys in fact:

I - all powers of attorney shall be signed by two Executive Officers or by one Executive Officer jointly with an Attorney in Fact appointed by the Board of Directors;

II - except in the event of judicial or similar representation, when exercise of the power of attorney until conclusion of the question or proceeding is essential, all powers of attorney shall be granted for a specific term of no more than one year, with limited powers.

Art. 27 - Any acts performed without due regard for the rules established in Arts. 25 and 26 hereof shall be null and void, and shall not give rise to any liabilities for the Company.

Chapter V

AUDIT COMMITTEE

Art. 28 -Designed to function in the fiscal years in which it is instated at the request of shareholders, the Audit Committee is composed of three (3) incumbent members and three (3) alternates elected by the General Meeting, which shall establish the fees of the incumbent members.

Sole Paragraph - The Audit Committee's term of office ends upon the first Annual General Meeting held after it has been instated.

Chapter VI

FISCAL YEAR, BALANCE SHEETS AND PROFITS

Art. 29 - The fiscal year shall end on December 31 each year, when the Financial Statements shall be drawn up.

Paragraph 1 - The accumulated losses and provision for income taxes will be deducted from the result for the year, prior to any participation.

Paragraph 2 - The net income for the year having been ascertained, allocation thereof shall be approved by the Annual General Meeting, with due regard for the provisions of law.

Paragraph 3 -The Company may prepare balance sheets six-monthly, quarterly or at shorter periods of time, with due regard for the provisions of law, and the Board of Directors may resolve on six-monthly or interim dividends, including as a full or partial advance on the compulsory dividend for the current fiscal year (Art. 17, VII).

Paragraph 4 - The act of the Board of Directors resolving on advance payment of a compulsory dividend shall establish whether said payments shall be offset, updated for inflation, against the amount of the compulsory dividend for the fiscal year, and, said offsetting being provided for, the Annual General Meeting shall determine payment of the compulsory balance, if any, and return to the original account of the amount paid in advance.

Art. 30 - Dividend distribution shall not be less than twenty-five percent (25%) of the net income ascertained, pursuant to art. 202 of Law 6404 of 1976.

Art. 31 - Dividends shall be paid on the dates and at the places indicated by the Executive Officer in charge of relations with investors. If not claimed within three (3) years as from start of payment they shall become time-barred in favor of the Company.

Chapter VII

LIQUIDATION

Art. 32 - The Company shall be liquidated in the events established by Law, with due regard for applicable rules.

Sole Paragraph - The General Meeting that approves the liquidation shall appoint the liquidator and the members of the Audit Committee that is to function during the liquidation period, establishing their respective fees.